Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ocular Therapeutix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	3,600,000 shares (2)	$4.30	(3)	$15,480,000.00	(3)	$92.70 per $1,000,000	$1,435.00
Total Offering Amounts						$15,480,000.00			$1,435.00
Total Fee Offsets									—
Net Fee Due									$1,435.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 3,600,000 shares issuable under the 2021 Stock Incentive Plan, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Global Market on August 1, 2022, in accordance with Rule 457(c) under the Securities Act.